Exhibit 99.1

Cognex Reports Record Results for Fourth Quarter and Full Year

NATICK, Mass.--(BUSINESS WIRE)--February 16, 2017--Cognex Corporation (NASDAQ: CGNX) today announced that the company set new records for both fourth quarter and annual revenue, net income and earnings per share in 2016. In Table 1 below, selected financial data for the quarter and year ended December 31, 2016 is compared to the third quarter of 2016, the fourth quarter of 2015 and the year ended December 31, 2015. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q4-16	$129,322,000	$38,253,000	$0.43
Prior year’s quarter: Q4-15	$97,768,000	$18,854,000	$0.22
Change from Q4-15 to Q4-16	32%	103%	95%
Prior quarter: Q3-16	$147,952,000	$53,675,000	$0.61
Change from Q3-16 to Q4-16	(13%)	(29%)	(30%)
Year-to-Date Comparisons
Year ended December 31, 2016	$520,753,000	$149,827,000	$1.72
Year ended December 31, 2015	$450,557,000	$107,664,000	$1.22
Change from 2015 to 2016	16%	39%	41%

*Table 1 excludes the results of discontinued operations, which relate to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“Cognex had an outstanding year in 2016 that was highlighted by annual revenue surpassing the half-billion dollar milestone,” said Dr. Robert J. Shillman, Chairman of Cognex. “We reported the highest annual revenue, net income and earnings per share from continuing operations in our company’s 36-year history. Importantly, these achievements came during a period of weaker spending in the industrial markets served by Cognex.”

“We are pleased with our performance in 2016,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue grew 16% over 2015 with excellent fall through to the bottom line as evidenced by our record annual net margin of 29%. We completed four acquisitions that bring important technologies in the two fastest-growing areas of our business. And, we introduced new products that substantially expand our addressable market.”

Mr. Willett continued, “While there’s uncertainty in the world today, we’re encouraged by the level of demand that we experienced in the second half of the year. Our fourth quarter results were higher than our guidance to investors in October and that momentum continued into January, which leads us to expect strong year-on-year growth in Q1.”

Summary of the Year

Cognex reported record financial results for 2016 in a year of sluggish industrial sector spending. The three largest industries contributing to revenue—automotive, consumer electronics and logistics—all showed double-digit growth, as did all of the company’s major geographic regions. Operating income expanded to 31% of revenue from 27% reported for 2015, even with additional investments in new product development as well as in sales and support to drive long-term growth.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2016

  Revenue for Q4 2016 increased 32% from Q4 2015 and declined 13% from Q3 2016. Growth year-on-year came from a variety of industries, including automotive, consumer electronics and logistics. The decrease on a sequential basis was due to seasonality in the consumer electronics industry, where revenue was significantly higher in Q3 than in Q4.
  Gross margin was 79% for Q4 2016 compared to 78% for Q3 2016 and 76% for Q4 2015. Gross margin increased both year-on-year and sequentially due to cost improvements and manufacturing efficiencies.
  Research, Development & Engineering (RD&E) expenses increased 11% from Q4 2015 and 4% from Q3 2016. RD&E increased both year-on-year and sequentially due to higher employee-related costs, including the addition of new engineering personnel from the company’s recent acquisitions, and higher material costs related to development activities.
  Selling, General & Administrative (SG&A) expenses increased 14% from Q4 2015 and 2% from Q3 2016. SG&A increased both year-on-year and sequentially due to higher employee-related costs, including higher commissions, additional investments in sales resources, and higher spending on sales demonstration equipment related to new product introductions.
  Investment and other income was $2,476,000 in Q4 2016, $2,059,000 in Q4 2015 and $2,421,000 in Q3 2016. The increase year-on-year was due to higher yields, a higher average invested balance and an investment gain. Offsetting these increases were lower benefits generated from changes to the fair value of contingent consideration related to recent acquisitions.
  The effective tax rate was 11% in Q4 2016, 13% in Q4 2015 and 5% in Q3 2016. Excluding discrete tax items, the rate was approximately 18% in all periods presented (tax adjustments are summarized in Exhibit 2). Notably, both Q3 and Q4 of 2016 included a discrete tax benefit related to employee stock options exercised during the quarter. Prior to Cognex’s adoption in Q1 2016 of the new accounting standard related to share-based compensation, similar tax benefits were recorded as additional paid-in capital in shareholders' equity on the balance sheet rather than through the income statement.

Balance Sheet Highlights – December 31, 2016

  Cognex’s financial position as of December 31, 2016, was very strong, with $745 million in cash and investments and no debt. Cash and investments increased by $124 million from the end of 2015, the net result of $182 million in cash generated from operations and $43 million in cash received from the exercise of employee stock options, offset by $25 million in dividends paid to shareholders, payments of $14 million to acquire four companies and $47 million spent to repurchase 894,000 shares of Cognex’s common stock. Cognex intends to continue to repurchase shares of its common stock in Q1 2017, subject to market conditions and other relevant factors.
  Inventories decreased by $10 million, or 28%, from the end of 2015 as a result of ongoing operational improvements and strategic purchases made in 2015 that were sold in 2016.
  Accounts payable and accrued liabilities increased by $11 million, or 27%, from the end of 2015 due to higher accruals for company bonus and sales commissions, both resulting from the company’s strong performance in 2016 and increased headcount, and deferred payments on acquired businesses. The bonus and sales commissions will be paid in Q1 2017.

Financial Outlook – Q1 2017

  Revenue for Q1 2017 is expected to be between $122 million and $125 million, which represents growth of 27% to 30% year-on-year. On a sequential basis, Cognex expects the typical seasonal decline from Q4 to Q1 in factory automation.
  Gross margin is expected to be in the mid-to-high 70% range.
  Operating expenses are expected to increase by approximately 10% on a sequential basis due primarily to higher stock option expense.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (844) 836-5405 (or (574) 990-3616 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Sunday, February 19, 2017. The telephone number for the replay is (855) 859-2056 (or (404) 537-3406 if outside the United States). The access code for both the live call and the replay is 56848868.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, emerging markets, future product mix, research and development activities, further stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Revenue	$129,322	$147,952	$97,768	$520,753	$450,557
Cost of revenue (1)	26,660	32,749	23,400	115,590	102,571
Gross margin	102,662	115,203	74,368	405,163	347,986
Percentage of revenue	79%	78%	76%	78%	77%
Research, development, and engineering expenses (1)	19,440	18,603	17,526	78,269	69,791
Percentage of revenue	15%	13%	18%	15%	15%
Selling, general, and administrative expenses (1)	42,985	42,072	37,694	166,110	156,674
Percentage of revenue	33%	28%	39%	32%	35%
Operating income	40,237	54,528	19,148	160,784	121,521
Percentage of revenue	31%	37%	20%	31%	27%
Foreign currency gain (loss)	478	(607)	542	101	1,122
Investment and other income	2,476	2,421	2,059	7,910	4,319
Income from continuing operations before income tax expense	43,191	56,342	21,749	168,795	126,962
Income tax expense on continuing operations	4,938	2,667	2,895	18,968	19,298
Net income from continuing operations	38,253	53,675	18,854	149,827	107,664
Percentage of revenue	30%	36%	19%	29%	24%
Net income (loss) from discontinued operations (1)	—	—	(108)	(255)	79,410
Net income	$38,253	$53,675	$18,746	$149,572	$187,074

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.45	$0.63	$0.22	$1.76	$1.25
Net income (loss) from discontinued operations	—	—	—	(0.01)	0.92
Net income	$0.45	$0.63	$0.22	$1.75	$2.17

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.43	$0.61	$0.22	$1.72	$1.22
Net income (loss) from discontinued operations	—	—	—	—	0.91
Net income	$0.43	$0.61	$0.22	$1.72	$2.13

Weighted-average common and common-equivalent shares outstanding:
Basic	85,861	85,460	84,850	85,338	86,296
Diluted	88,251	87,346	86,212	87,072	87,991

Cash dividends per common share	$0.075	$0.075	$0.07	$0.30	$0.21
Cash and investments per common share	$8.67	$8.23	$7.32	$8.67	$7.32
Book value per common share	$11.20	$11.02	$9.73	$11.20	$9.73

(1) Amounts include stock option expense, as follows:
Cost of revenue	$257	$273	$348	$1,052	$1,515
Research, development, and engineering	1,329	1,366	1,097	6,271	5,194
Selling, general, and administrative	3,089	2,983	2,759	13,235	13,032
Discontinued operations	—	—	—	—	1,533
Total stock option expense	$4,675	$4,622	$4,204	$20,558	$21,274

Exhibit 2
COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands

	Three-months Ended			Twelve-months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjustment for stock option expense
Operating income (GAAP)	$40,237	$54,528	$19,148	$160,784	$121,521
Stock option expense related to continuing operations	4,675	4,622	4,204	20,558	19,741
Operating income (Non-GAAP)	$44,912	$59,150	$23,352	$181,342	$141,262
Percentage of revenue (Non-GAAP)	35%	40%	24%	35%	31%

Net income from continuing operations (GAAP)	$38,253	$53,675	$18,854	$149,827	$107,664
Stock options expense related to continuing operations	4,675	4,622	4,204	20,558	19,741
Tax effect on stock options	(1,540)	(1,520)	(1,341)	(6,747)	(6,559)
Net income from continuing operations (Non-GAAP)	$41,388	$56,777	$21,717	$163,638	$120,846
Percentage of revenue (Non-GAAP)	32%	38%	22%	31%	27%

Exclusion of tax adjustments
Income from continuing operations before income tax expense (GAAP)	$43,191	$56,342	$21,749	$168,795	$126,962

Income tax expense (GAAP)	$4,938	$2,667	$2,895	$18,968	$19,298
Effective tax rate (GAAP)	11%	5%	13%	11%	15%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(4,643)	(6,038)	—	(11,889)	—
Other discrete tax events	1,807	(1,436)	(910)	475	(2,925)
Income tax expense excluding tax adjustments (Non-GAAP)	$7,774	$10,141	$3,805	$30,382	$22,223
Effective tax rate (Non-GAAP)	18%	18%	17.5%	18%	17.5%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$35,417	$46,201	$17,944	$138,413	$104,739
Percentage of revenue (Non-GAAP)	27%	31%	18%	27%	23%

Exhibit 3
COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	December 31, 2016	December 31, 2015
Assets
Cash and investments	$745,170	$621,531
Accounts receivable	55,438	42,846
Unbilled revenue	2,217	24
Inventories	26,984	37,334
Property, plant, and equipment	53,992	53,285
Goodwill and intangible assets	103,592	87,763
Other assets	51,211	44,973

Total assets	$1,038,604	$887,756

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$52,369	$41,132
Deferred revenue and customer deposits	8,211	11,571
Income taxes	10,554	6,134
Other liabilities	4,871	3,252
Shareholders' equity	962,599	825,667

Total liabilities and shareholders' equity	$1,038,604	$887,756

Exhibit 4
COGNEX CORPORATION Additional Information Schedule (Unaudited) Dollars in thousands

	Three-months Ended			Twelve-months Ended

	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Revenue	$129,322	$147,952	$97,768	$520,753	$450,557

Revenue by geography:
Europe	38%	50%	35%	45%	44%
Americas	32%	25%	38%	30%	31%
Greater China	12%	13%	12%	12%	12%
Other Asia	18%	12%	15%	13%	13%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	96%	96%	95%	96%	95%
Semiconductor and electronics capital equipment	4%	4%	5%	4%	5%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com